As filed with the Securities and Exchange Commission on February 11, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

Capstone Turbine Corporation

(Exact name of registrant as specified in its charter)

Delaware	95-4180883
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

21211 Nordhoff Street

Chatsworth, California 91311

(818) 734-5300

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Edward I. Reich

Executive Vice President, Chief Financial Officer and Secretary

Capstone Turbine Corporation

21211 Nordhoff Street

Chatsworth, California 91311

(818) 734-5300

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

with copies to:

J. Chase Cole, Esq.

Waller Lansden Dortch & Davis, LLP

511 Union Street, Suite 2700

Nashville, Tennessee 37219

(615) 244-6380

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.001 par value, and related Preferred Stock purchase rights (3)	1,550,387	$1.13	$1,751,937	$125

(1)         Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)         Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) based on the average of the high and low prices reported on the Nasdaq Global Market on February 5, 2010.

(3)         This registration statement also covers rights to purchase shares of the registrant’s Preferred Stock (the “Rights”) which are issuable pursuant to the registrant’s stockholder rights plan.  Until the occurrence of certain prescribed events, the Rights are not exercisable and will be transferable along with and only with the Common Stock. The value attributable to the Rights, if any, is reflected in the value of the Common Stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated February 11, 2010

PROSPECTUS

1,550,387 Shares

Capstone Turbine Corporation

Common Stock

This prospectus covers 1,550,387 shares of our common stock that may be offered for resale by the selling stockholder named in this prospectus. The shares of common stock offered by the selling stockholder in this prospectus were originally issued by us to the selling stockholder in connection with our acquisition of certain assets of Calnetix Power Solutions, Inc. under the terms of an Asset Purchase Agreement, dated February 1, 2010. As part of the acquisition, we agreed to register for resale by the selling stockholder the shares of common stock that we issued in the acquisition. No securities are being offered or sold by us pursuant to this prospectus.  We will not receive any of the proceeds from the sale of these shares by the selling stockholder.

Our common stock is listed on the Nasdaq Global Market under the symbol “CPST.” On February 10, 2010, the last reported sale price of our common stock on the Nasdaq Global Market was $1.27 per share.

The selling stockholder and its successors may from time to time sell, transfer or otherwise dispose of any or all of their shares of common stock directly to purchasers or through broker-dealers or agents. The common stock may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale or negotiated prices.  See “Plan of Distribution” beginning on page 21 for more information about how the selling stockholder may sell or dispose of its shares of common stock.  We do not know when or in what amount the selling stockholder or its successors may offer the shares for sale.  The selling stockholder or its successors may sell any, all or none of the shares offered by this prospectus.

Investing in these securities involves risks. You should carefully review the discussion under the heading “Risk Factors” on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2010.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, the selling stockholder or its successors may from time to time sell the shares of common stock described in this prospectus in one or more offerings.

Neither we nor the selling stockholder have authorized anyone to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. The selling stockholder is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where it is lawful to do so. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any shares other than the registered shares to which they relate, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy shares in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.  You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares are sold on a later date.

References in this prospectus to “Capstone,” “the Company,” “we,” “us” and “our” refer to Capstone Turbine Corporation, a Delaware corporation, unless the context otherwise requires.

THE COMPANY

This summary highlights information about us. Because it is a summary, it does not contain all the information you should consider before investing in our common stock. You should read carefully this entire prospectus and the documents that we incorporate herein by reference, including the section entitled “Risk Factors” and our financial statements and related notes.  You may obtain a copy of the documents that we incorporate by reference without charge by following the instructions in the section below entitled “Where You Can Find More Information.”

Our Business

We develop, manufacture, market and service microturbine technology solutions for use in stationary distributed power generation applications, including cogeneration (combined heat and power), integrated combined heat and power, and combined cooling, heat and power, resource recovery and secure power. In addition, our microturbines can be used as battery charging generators for hybrid electric vehicle applications. Microturbines allow customers to produce power on-site in parallel with the electric grid or stand-alone when no utility grid is available.

There are several technologies which are used to provide “on-site power generation,” (also called “distributed generation”) such as reciprocating engines, solar power, wind powered systems and fuel cells. For customers who do not have access to the electric utility grid, microturbines can provide clean, on-site power with lower scheduled maintenance intervals and greater fuel flexibility than competing technologies. For customers with access to the electric grid, microturbines can provide an additional source of continuous duty power, thereby providing additional reliability and potential cost savings. With our stand-alone feature, customers can produce their own energy in the event of a power outage and can use the microturbines as their primary source of power for extended periods. Because our microturbines also produce clean, usable heat energy, they can provide economic advantages to customers who can benefit from the use of hot water, chilled water, air conditioning and heating. Our microturbines are sold primarily through our distributors.

Our distributors, along with our Authorized Service Companies, or ASCs, install the microturbines.  Service is provided directly by us through our Factory Protection Plan or by our distributors and ASCs.  Successful implementation of the microturbine relies on the quality of the microturbine, marketability for appropriate applications, and the quality of the installation and support.

Recent Developments

On February 1, 2010, the Company entered into an Asset Purchase Agreement with Calnetix Power Solutions, Inc., or Calnetix, pursuant to which the Company acquired, subject to an existing license retained by Calnetix, all of the rights and assets related to the manufacture and sale of the Calnetix TA100 100kW microturbine generator, including intellectual property, design, tooling, drawings, patents, know-how, distribution agreements and supply agreements.

Pursuant to the transaction, the Company issued to Calnetix 1,550,387 shares of common stock of the Company and agreed to issue an additional, currently undetermined number of shares six months after the closing date of February 1, 2010.  The number of shares of common stock issuable six months after closing will be equal to $3.1 million divided by the average closing share price of the common stock for the 30-day trading period ending on the trading date immediately preceding the issuance.

Calnetix will continue to manufacture the TA100 microturbines for the Company during the 14-month period following the closing date.  At the end of such period, the Company has agreed to purchase for cash any remaining TA100 microturbine inventory that has not been consumed as part of the TA100 manufacturing process and is not considered in excess or obsolete and will obtain title to certain TA100 manufacturing equipment.  On the closing date, the Company and Calnetix also entered into an agreement pursuant to which the Company agreed to purchase 125kW waste heat recovery generator systems from Calnetix.  In exchange for certain minimum purchase requirements during a three-year period, the Company will have exclusive rights to sell the zero-emission waste heat recovery generator for all microturbine applications and for applications 500kW or lower where the source of heat is the exhaust of a reciprocating engine used in a landfill application.  The Company must meet specified annual sales targets in order to maintain the exclusive rights to sell the waste heat recovery generators.

Corporate Information

Our principal executive offices are located at 21211 Nordhoff Street, Chatsworth, California 91311 and our telephone number at that address is: (818) 734-5300.  Our web site address is www.capstoneturbine.com.  Information on our web site is not part of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. In addition to the other information included and incorporated by reference in this prospectus, you should carefully review the risk factors and other information included and incorporated by reference herein when determining whether or not to purchase the securities offered under this prospectus.

Risks Related to Our Business and Operations

Our operating history is characterized by net losses. We anticipate further losses and we may never become profitable.

Since inception, we have incurred annual operating losses. We expect this trend to continue until such time that we can sell a sufficient number of units and achieve a cost structure to become profitable. Our business is such that we have relatively few customers and limited repeat business. As a result, we may not maintain or increase revenue. We may not have adequate cash resources to reach the point of profitability, and we may never become profitable. Even if we do achieve profitability, we may be unable to increase our sales and sustain or increase our profitability in the future.

We may be unable to fund our future operating requirements, which could force us to curtail our operations.

To the extent that the funds we now have on hand are insufficient to fund our future operating requirements, we would need to raise additional funds, through further public or private equity or debt financings depending upon prevailing market conditions. These financings may not be available, or if available, may be on terms that are not favorable to us and could result in dilution to our stockholders and reduction of the trading price of our stock. The state of worldwide capital markets could also impede our ability to raise additional capital on favorable terms or at all. If adequate capital were not available to us, we likely would be required to significantly curtail our operations or possibly even cease our operations.

On May 3, 2009, we received from Wells Fargo Bank, National Association a waiver of our noncompliance with two financial covenants as of March 31, 2009 in the credit facility agreements regarding our monthly net worth and quarterly net income.  On June 9, 2009, we amended the credit facility agreements with Wells Fargo to revise these covenants regarding our monthly net worth and quarterly and annual net income.

On September 22, 2009, we received from Wells Fargo a notice of default of our noncompliance with the financial covenant in the credit facility agreements regarding our net worth as of June 30, 2009 and July 31, 2009 and a second financial covenant regarding our net income as of June 30, 2009.  On October 28, 2009, we received an additional notice of default regarding our noncompliance with the net worth covenant as of August 31, 2009.  These defaults were the result of our adoption of ASC 815 and the increase in C1000 Series sales, which had lower initial margins during the six months ended September 30, 2009. On November 5, 2009, we received from Wells Fargo a waiver of our noncompliance with these covenants.

On November 5, 2009, we also amended the credit facility agreements to reflect the effects of the new accounting treatment related to the fair value of our warrant liability, effective September 30, 2009, and the fluctuation of product mix. If we had not obtained the waiver and amended the credit facility agreements, or if we are ever again in noncompliance, we may not be able to draw additional funds under the credit facility agreements. In addition, we have pledged our accounts receivables, inventories, equipment, patents and other assets as collateral for our credit facility agreements, which would be subject to seizure by Wells Fargo if we were in default under the credit facility agreements and unable to repay the indebtedness. Wells Fargo also has the option to terminate the credit facility agreements or accelerate the indebtedness during a period of noncompliance.

If we are unable to either substantially improve our operating results or obtain additional financing, we may be unable to continue as a going concern.

Should we be unable to execute our plans to build sales and margins while controlling costs and obtain additional financing, we may be unable to continue as a going concern. In particular, we must generate positive cash flow from operations and net income and otherwise improve our results of operations substantially. We were behind schedule in reducing costs at the end of the third quarter of Fiscal 2010. Additionally, we have significantly exceeded our planned backlog as of the end of the third quarter of Fiscal 2010. To meet this demand and the related working capital requirements associated with not achieving our target direct material cost reductions as scheduled and long lead times for certain materials, we will likely need to raise additional funds in the near term.  There is no assurance that we will be able to obtain additional funds on commercially favorable terms, or at all, especially given the state of the worldwide capital markets. Our available cash and proceeds from such future financings, if any, that we may be able to obtain, may not be sufficient to fund our operating expenses, capital expenditures and other cash requirements. As a result, this would affect our ability to continue as a going concern. These events and circumstances could have a material adverse effect on our ability to raise additional capital and on the market value of our common stock. Moreover, should we experience a cash shortage that requires us to curtail or cease our operations, or should we be unable to continue as a going concern, you could lose all or part of your investments in our securities.

A sustainable market for microturbines may never develop or may take longer to develop than we anticipate which would adversely affect our results of operations.

Our products represent an emerging market, and we do not know whether our targeted customers will accept our technology or will purchase our products in sufficient quantities to allow our business to grow. To succeed, demand for our products must increase significantly in existing markets, and there must be strong demand for products that we introduce in the future. If a sustainable market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we have incurred to develop our products, we may have further impairment of assets, and we may be unable to meet our operational expenses. The development of a sustainable market for our systems may be hindered by many factors, including some that are out of our control. Examples include:

•                  consumer reluctance to try a new product;

•                  regulatory requirements;

•                  the cost competitiveness of our microturbines;

•                  costs associated with the installation and commissioning of our microturbines;

•                  maintenance and repair costs associated with our microturbines;

•                  the future costs and availability of fuels used by our microturbines;

•                  economic downturns and reduction in capital spending;

•                  consumer perceptions of our microturbines’ safety and quality;

•                  the emergence of newer, more competitive technologies and products; and

•                  decrease in domestic and international incentives.

Our operating results are dependent, in large part, upon the successful commercialization of our C200 product. Failure to produce this product as scheduled and budgeted would materially and adversely affect our business and financial condition.

We cannot be certain that we will deliver ordered products in a timely manner. Any reliability or quality issues that may arise with the C200 could prevent or delay scheduled deliveries. We may also encounter material unexpected costs in connection with the commercialization of the C200. Any such delays or costs could significantly impact our business, financial condition and operating results.

We may not be able to effectively manage our growth, expand our production capabilities or improve our operational, financial and management information systems, which would impair our results of operations.

If we are successful in executing our business plan, we will experience growth in our business that could place a significant strain on our business operations, management and other resources. Our ability to manage our growth will require us to expand our production capabilities, continue to improve our operational, financial and management information systems, and to motivate and effectively manage our employees. We cannot provide assurance that our systems, procedures and controls or financial resources will be adequate, or that our management will keep pace with this growth. We cannot provide assurance that our management will be able to manage this growth effectively.

The current global financial crisis may have an impact on our business and financial condition, including some effects we may not be able to predict.

The continued credit crisis could prevent our customers from purchasing our products or delay their purchases, which would adversely affect our business, financial condition and results of operations. In addition, our ability to access the capital markets may be severely restricted or made very expensive at a time when we need, or would like to do so, which could have a material adverse impact on our liquidity and financial resources. Certain industries in which our customers do business and certain geographic areas have been and could continue to be adversely affected by the recession in economic activity.

Our suppliers may not supply us with a sufficient amount of components or components of adequate quality or they may provide components at significantly increased prices, and, therefore, we may not be able to produce our products.

Some of our components are currently available only from a single source or limited sources. We may experience delays in production if we fail to identify alternative suppliers, or if any parts supply is interrupted, each of which could materially adversely affect our business and operations. In order to reduce manufacturing lead times and ensure adequate component supply, we enter into agreements with certain suppliers that allow them to procure inventories based upon criteria defined by us. If we fail to anticipate customer demand properly, an oversupply of parts could result in excess or obsolete inventories, which could adversely affect our business. Our inability to meet volume commitments with suppliers could affect the availability or pricing of our parts and components. A reduction or interruption in supply, a significant increase in price of one or more components or a decrease in demand of products could materially adversely affect our business and operations and could materially damage our customer relationships. Financial problems of suppliers on whom we rely could limit our supply of components or increase our costs. Also, we cannot guarantee that any of the parts or components that we purchase will be of adequate quality or that the prices we pay for the parts or components will not increase. Inadequate quality of products from suppliers could interrupt our ability to supply quality products to our customers in a timely manner. Additionally, defects in materials or products supplied by our suppliers that are not identified before our products are placed in service by our customers could result in higher warranty costs and damage to our reputation. We also outsource certain of our components internationally and expect to increase international outsourcing of components. As a result of outsourcing internationally, we may be subject to delays in delivery due to the timing or regulations associated with the import/export process, delays in transportation or regional instability.

Product quality expectations may not be met causing slower market acceptance or warranty cost exposure.

In order to achieve our goal of improving the quality and lowering the total costs of ownership of our products, we may require engineering changes. Such improvement initiatives may render existing inventories obsolete or excessive. Despite our continuous quality improvement initiatives, we may not meet customer expectations. Any significant quality issues with our products could have a material adverse effect on our rate of product adoption, results of operations, financial condition and cash flow. Moreover, as we develop new configurations for our microturbines or as our customers place existing configurations in commercial use, our products may perform below expectations. Any significant performance below expectations could adversely affect our operating results, financial condition and cash flow and affect the marketability of our products.

We sell our products with warranties. There can be no assurance that the provision for estimated product warranty will be sufficient to cover our warranty expenses in the future. We cannot ensure that our efforts to reduce our risk through warranty disclaimers will effectively limit our liability. Any significant incurrence of warranty expense in excess of estimates could have a material adverse effect on our operating results, financial condition and cash flow. Further, we have at times undertaken programs to enhance the performance of units previously sold. These enhancements have at times been provided at no cost or below our cost. If we choose to offer such programs again in the future, such actions could result in significant costs.

We operate in a highly competitive market among competitors who have significantly greater resources than we have and we may not be able to compete effectively.

Capstone microturbines compete with several technologies, including reciprocating engines, fuel cells and solar power. Competing technologies may receive certain benefits, like governmental subsidies or promotion, or be able to offer consumer rebates or other incentives that we cannot receive or offer to the same extent. This could enhance our competitors’ abilities to fund research, penetrate markets or increase sales. We also compete with other manufacturers of microturbines.

Our competitors include several well-known companies with histories of providing power solutions. They have substantially greater resources than we have and have established worldwide presence. Because of greater resources, some of our competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, to devote greater resources to the promotion and sale of their products than we can or they may lobby for governmental regulations and policies to create competitive advantages vis-à-vis our products. We believe that developing and maintaining a competitive advantage will require continued investment by us in product development and quality, as well as attention to product performance, our product prices, our conformance to industry standards, manufacturing capability and sales and marketing. In addition, current and potential competitors have established or may in the future establish collaborative relationships among themselves or with third parties, including third parties with whom we have business relationships. Accordingly, new competitors or alliances may emerge and rapidly acquire significant market share.

Overall, the market for our products is highly competitive and is changing rapidly. We believe that the primary competitive factors affecting the market for our products, including some that are outside of our control, include:

•                  name recognition, historical performance and market power of our competitors;

•                  product quality and performance;

•                  operating efficiency;

•                  product price;

•                  availability, price and compatibility of fuel;

•                  development of new products and features; and

•                  emissions levels.

There is no assurance that we will be able to successfully compete against either current or potential competitors or that competition will not have a material adverse effect on our business, operating results, financial condition and cash flow.

If we do not effectively implement our sales, marketing and service plans, our sales will not grow and our results of operations will suffer.

Our sales and marketing efforts may not achieve intended results and therefore may not generate the revenue we anticipate. As a result of our corporate strategies, we have decided to focus our resources on selected vertical markets. We may change our focus to other markets or applications in the future. There can be no assurance that our focus or our near term plans will be successful. If we are not able to successfully address markets for our products, we may not be able to grow our business, compete effectively or achieve profitability.

We offer direct sales and service in selected markets. We do not have extensive experience in providing direct sales and service and may not be successful in executing this strategy. In addition, we may lose existing distributors or service providers or we may have more difficulty attracting new distributors and service providers as a result of this strategy. Further we may incur new types of obligations, such as extended service obligations, that could result in costs that exceed the related revenue. We may encounter new transaction types through providing direct sales and service and these transactions may require changes to our historic business practices. For example, an arrangement with a third party leasing company may require us to provide a residual value guarantee, which is not consistent with our past operating practice.

Also, as we expand in international markets, customers may have difficulty or be unable to integrate our products into their existing systems or may have difficulty complying with foreign regulatory and commercial requirements. As a result, our products may require redesign. Any redesign of the product may delay sales or cause quality issues. In addition, we may be subject to a variety of other risks associated with international business, including import/export restrictions, fluctuations in currency exchange rates and global economic or political instability. In that regard, BPC, which accounted for approximately 22% of our net accounts receivable as of December 31, 2009 and approximately 13% of our revenue for Fiscal 2009, is a privately owned company located in Russia, and we are, therefore, particularly susceptible to risks associated with doing business in that country.

We cannot be certain of the future effectiveness of our internal controls over financial reporting or the impact thereof on our operations or the market price of our common stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we are required to include in our Annual Reports on Form 10-K our assessment of the effectiveness of our internal controls over financial reporting. Although we believe that we currently have adequate internal controls procedures in place, we cannot be certain that our internal controls over financial reporting will remain effective or that future material changes to our internal controls will be effective. If we cannot adequately maintain the effectiveness of our internal controls over financial reporting, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC. Any such action could adversely affect our financial results and the market price of our common stock or warrants.

We may not be able to retain or develop relationships with original equipment manufacturers, or OEMs, or distributors in our targeted markets, in which case our sales would not increase as expected.

In order to serve certain of our targeted markets, we believe that we must ally ourselves with companies that have particular expertise or better access to those markets. We believe that retaining or developing relationships with strong OEMs (which to date have typically resold our products under their own brands or packaged our products with other products as part of an integrated unit) or distributors in these targeted markets can improve the rate of adoption as well as reduce the direct financial burden of introducing a new technology and creating a new market. Because of OEMs’ and distributors’ relationships in their respective markets, the loss of an OEM or distributor could adversely impact the ability to penetrate our target markets. We offer our OEMs and distributors stated discounts from list price for the products they purchase. In the future, to attract and retain OEMs and distributors we may provide volume price discounts or otherwise incur significant costs that may reduce the potential revenues from these relationships. We may not be able to retain or develop appropriate OEMs and distributors on a timely basis, and we cannot provide assurance that the OEMs and distributors will focus adequate resources on selling our products or will be successful in selling them. In addition, some of the relationships may require that we grant exclusive distribution rights in defined territories. These exclusive distribution arrangements could result in our being unable to enter into other arrangements at a time when the OEM or distributor with whom we form a relationship is not successful in selling our products or has reduced its commitment to market our products. We cannot provide assurance that we will be able to negotiate collaborative relationships on favorable terms or at all. Our inability to have appropriate distribution in our target markets may adversely affect our financial condition, results of operations and cash flow.

Activities necessary to integrate the acquisition of the microturbine business of Calnetix and any future acquisitions may result in costs in excess of current expectations or be less successful than anticipated.

We recently completed the acquisition of certain assets relating to the microturbine business of Calnetix, and we may acquire other businesses in the future. The success of these transactions will depend on, among other things, our ability to develop productive relationships with former Calnetix distributors and to integrate assets and personnel, if any, acquired in these transactions and to apply our internal controls process to these acquired businesses. The integration of these acquisitions may require significant attention from our management, and the diversion of management’s attention and resources could have a material adverse effect on our ability to manage our business. Furthermore, we may not realize the degree or timing of benefits we anticipated when we first enter into these transactions. If actual integration costs are higher than amounts assumed, if we are unable to integrate the assets and personnel acquired in an acquisition as anticipated, or if we are unable to fully benefit from anticipated synergies, our business, financial condition, results of operations, and cash flows could be materially adversely affected.

A significant customer may not achieve its forecasted sales growth. Also, we may incur expenses greater than we anticipate related to the sub-contactor service agreement we have with this customer, thereby adversely affecting our revenue levels and cash flow.

Sales to UTCP, an affiliate of United Technologies Corporation, accounted for approximately 0.2% and 9% of our revenue for the nine months ended December 31, 2009 and 2008, respectively. Our OEM agreement with UTCP permits UTCP to package the Capstone microturbine products with chillers and heat exchange equipment manufactured by UTCP and to sell and service the integrated CCHP units. UTCP’s performance as it relates to engineering, installation and provision of after-market service could have a significant impact on our reputation and products. Our near-term sales and cash flow could be adversely affected if UTCP does not achieve its forecasted sales growth. In addition, we entered into a service agreement with UTCP to act as a sub-contractor for UTCP in providing equipment maintenance for Capstone microturbines to certain UTCP customers. If we have to perform more warranty repairs than expected pursuant to this service agreement, our near-term and long-term cash flow and results of operations would suffer.

Loss of a significant customer could have a material adverse effect on our results of operations.

BPC and UTCP accounted for approximately 13% and 7% of our revenue, respectively, for the fiscal year ended March 31, 2009; and 22% and 1% of our net accounts receivable, respectively, as of December 31, 2009. Loss of these or any other significant customers could adversely affect our results of operations.

We may not be able to develop sufficiently trained applications engineering, installation and service support to serve our targeted markets.

Our ability to identify and develop business relationships with companies who can provide quality, cost-effective applications engineering, installations and service can significantly affect our success. The application engineering and proper installation of our microturbines, as well as proper maintenance and service, are critical to the performance of the units. Additionally, we need to reduce the total installed cost of our microturbines to enhance market opportunities. Our inability to improve the quality of applications, installation and service while reducing associated costs could affect the marketability of our products.

Changes in our product components may require us to replace parts held at distributors and ASCs.

We have entered into agreements with some of our distributors and ASCs that require that if we render parts obsolete in inventories they own and hold in support of their obligations to serve fielded microturbines, then we are required to replace the affected stock at no cost to the distributors or ASCs. It is possible that future changes in our product technology could involve costs that have a material adverse effect on our results of operations, cash flow or financial position.

We operate in a highly regulated business environment, and changes in regulation could impose significant costs on us or make our products less economical, thereby affecting demand for our microturbines.

Our products are subject to federal, state, local and foreign laws and regulations, governing, among other things, emissions to air and occupational health and safety. Regulatory agencies may impose special requirements for the implementation and operation of our products or that may significantly affect or even eliminate some of our target markets. We may incur material costs or liabilities in complying with government regulations. In addition, potentially significant expenditures could be required in order to comply with evolving environmental and health and safety laws, regulations and requirements that may be adopted or imposed in the future. Furthermore, our potential utility customers must comply with numerous laws and regulations. The deregulation of the utility industry may also create challenges for our marketing efforts. For example, as part of electric utility deregulation, federal, state and local governmental authorities may impose transitional charges or exit fees, which would make it less economical for some potential customers to switch to our products. We can provide no assurances that we will be able to obtain these approvals and changes in a timely manner, or at all. Non-compliance with applicable regulations could have a material adverse effect on our operating results.

The market for electricity and generation products is heavily influenced by federal and state government regulations and policies. The deregulation and restructuring of the electric industry in the United States and elsewhere may cause rule changes that may reduce or eliminate some of the advantages of such deregulation and restructuring. We cannot determine how any deregulation or restructuring of the electric utility industry may ultimately affect the market for our microturbines. Changes in regulatory standards or policies could reduce the level of investment in the research and development of alternative power sources, including microturbines. Any reduction or termination of such programs could increase the cost to our potential customers, making our systems less desirable, and thereby adversely affect our revenue and other operating results.

Utility companies or governmental entities could place barriers to our entry into the marketplace, and we may not be able to effectively sell our products.

Utility companies or governmental entities could place barriers on the installation of our products or the interconnection of the products with the electric grid. Further, they may charge additional fees to customers who install on-site generation, or for having the capacity to use power from the grid for back-up or standby purposes. These types of restrictions, fees or charges could hamper the ability to install or effectively use our products or increase the cost to our potential customers for using our systems. This could make our systems less desirable, thereby adversely affecting our revenue and other operating results. In addition, utility rate reductions can make our products less competitive which would have a material adverse effect on our operations. The cost of electric power generation bears a close relationship to natural gas and other fuels. However, changes to electric utility tariffs often require lengthy regulatory approval and include a mix of fuel types as well as customer categories. Potential customers may perceive the resulting swings in natural gas and electric pricing as an increased risk of investing in on-site generation.

We depend upon the development of new products and enhancements of existing products.

Our operating results depend on our ability to develop and introduce new products, or enhance existing products and to reduce the costs to produce our products. The success of our products is dependent on several factors, including proper product definition, product cost, timely completion and introduction of the products, differentiation of products from those of our competitors, meeting changing customer requirements, emerging industry standards and market acceptance of these products. The development of new, technologically advanced products and enhancements is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends. There can be no assurance that we will successfully identify new product opportunities, develop and bring new or enhanced products to market in a timely manner, successfully lower costs and achieve market acceptance of our products, or that products and technologies developed by others will not render our products or technologies obsolete or noncompetitive.

Operational restructuring may result in asset impairment or other unanticipated charges.

As a result of our corporate strategies, we have identified opportunities to outsource to third-party suppliers certain functions which we currently perform. We believe outsourcing can reduce product costs, improve product quality or increase operating efficiency. These actions may not yield the expected results, and outsourcing may result in production delays or lower quality products. Transitioning to outsourcing may cause certain of our affected employees to leave before the outsourcing is complete. This could result in a lack of the experienced in-house talent necessary to successfully implement the outsourcing. Further, depending on the nature of operations outsourced and the structure of agreements we reach with suppliers to perform these functions, we may experience impairment in the value of manufacturing assets related to the outsourced functions or other unanticipated charges, which could have a material adverse effect on our operating results.

We may not achieve production cost reductions necessary to competitively price our product, which would adversely affect our sales.

We believe that we will need to reduce the unit production cost of our products over time to maintain our ability to offer competitively priced products. Our ability to achieve cost reductions will depend on our ability to develop low cost design enhancements, to obtain necessary tooling and favorable supplier contracts and to increase sales volumes so we can achieve economies of scale. We cannot provide assurance that we will be able to achieve any such production cost reductions. Our failure to achieve such cost reductions could have a material adverse effect on our business and results of operations.

Commodity market factors impact our costs and availability of materials.

Our products contain a number of commodity materials, from metals, which includes steel, special high temperature alloys, copper, nickel and molybdenum, to computer components. The availability of these commodities could impact our ability to acquire the materials necessary to meet our requirements. The cost of metals has historically fluctuated. The pricing could impact the costs to manufacture our products. If we are not able to acquire commodity materials at prices and on terms satisfactory to us or at all, our operating results may be materially adversely affected.

Our products involve a lengthy sales cycle and we may not anticipate sales levels appropriately, which could impair our results of operations.

The sale of our products typically involves a significant commitment of capital by customers, with the attendant delays frequently associated with large capital expenditures. For these and other reasons, the sales cycle associated with our products is typically lengthy and subject to a number of significant risks over which we have little or no control. We expect to plan our production and inventory levels based on internal forecasts of customer demand, which is highly unpredictable and can fluctuate substantially. If sales in any period fall significantly below anticipated levels, our financial condition, results of operations and cash flow would suffer. If demand in any period increases well above anticipated levels, we may have difficulties in responding, incur greater costs to respond, or be unable to fulfill the demand in sufficient time to retain the order, which would negatively impact our operations. In addition, our operating expenses are based on anticipated sales levels, and a high percentage of our expenses are generally fixed in the short term. As a result of these factors, a small fluctuation in timing of sales can cause operating results to vary materially from period to period.

Potential intellectual property, stockholder or other litigation may adversely impact our business.

We may face litigation relating to intellectual property matters, labor matters, product liability, or other matters. We are subject to stockholder lawsuits alleging violations of securities laws in connection with our June 2000 initial public offering and November 2000 secondary offering described under “Legal Proceedings” in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2009.  An adverse judgment could negatively impact our financial position and results of operations, the trading price of our common stock and our ability to obtain future financing on favorable terms or at all. Any litigation could be costly, divert management attention or result in increased costs of doing business.

Our success depends in significant part upon the continuing service of management and key employees.

Our success depends in significant part upon the continuing service of our executive officers, senior management and sales and technical personnel. The failure of our personnel to execute our strategy or our failure to retain management and personnel could have a material adverse effect on our business. Our success will be dependent on our continued ability to attract, retain and motivate highly skilled employees. There can be no assurance that we can do so.

Our internal control systems rely on people trained in the execution of the controls. Loss of these people or our inability to replace them with similarly skilled and trained individuals or new processes in a timely manner could adversely impact our internal control mechanisms.

Our operations are vulnerable to interruption by fire, earthquake and other events beyond our control.

Our operations are vulnerable to interruption by fire, earthquake and other events beyond our control. Our executive offices and manufacturing facilities are located in southern California. Because the southern California area is located in an earthquake-sensitive area, we are particularly susceptible to the risk of damage to, or total destruction of, our facilities in southern California and the surrounding transportation infrastructure, which could affect our ability to make and transport our products. We do not maintain earthquake insurance coverage for personal property or resulting business interruption. If an earthquake, fire or other natural disaster occurs at or near our facilities, our business, financial condition, operating results and cash flow could be materially adversely affected.

Risks Related to Our Common Stock and this Offering

The market price of our common stock has been and may continue to be highly volatile and you could lose all or part of your investment in our securities.

An investment in our securities is risky, and stockholders could lose their investment in our securities or suffer significant losses and wide fluctuations in the market value of their investment. The market price of our common stock is highly volatile and is likely to continue to be highly volatile. As a result of, among other things, the factors discussed below, our operating results for a particular quarter are difficult to predict. Given the continued uncertainty surrounding many variables that may affect our business and the industry in which we operate, our ability to foresee results for future periods is limited. This variability could affect our operating results and thereby adversely affect our stock price. Many factors that contribute to this volatility are beyond our control and may cause the market price of our common stock to change, regardless of our operating performance. Factors that could cause fluctuation in our stock price may include, among other things:

•                  actual or anticipated variations in quarterly operating results;

•                  market sentiment toward alternative energy stocks in general or toward Capstone;

•                  changes in financial estimates or recommendations by securities analysts;

•                  conditions or trends in our industry or the overall economy;

•                  loss of one or more of our significant customers;

•                  errors, omissions or failures by third parties in meeting commitments to us;

•                  changes in the market valuations or earnings of our competitors or other technology companies;

•                  the trading of options on our common stock;

•                  announcements by us or our competitors of significant acquisitions, strategic partnerships, divestitures, joint ventures or other strategic initiatives;

•                  announcements of significant market events, such as power outages, regulatory changes or technology changes;

•                  changes in the estimation of the future size and growth rate of our market;

•                  future equity financings;

•                  the failure to produce our products on a timely basis in accordance with customer expectations;

•                  the inability to obtain necessary components on time and at a reasonable cost;

•                  litigation or disputes with customers or business partners;

•                  capital commitments;

•                  additions or departures of key personnel;

•                  sales or purchases of our common stock;

•                  the trading volume of our common stock;

•                  developments relating to litigation or governmental investigations; and

•                  decreases in oil, natural gas and electricity prices.

In addition, the stock market in general, and the Nasdaq Global Market and the market for technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies affected. The market prices of securities of technology companies and companies servicing the technology industries have been particularly volatile. These broad market and industry factors may cause a material decline in the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted against that company. We are currently subject to litigation relating to our initial public offering and a subsequent common stock offering as described under “Legal Proceedings” in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2009. This type of litigation, regardless of whether we prevail on the underlying claim, could result in substantial costs and a diversion of management’s attention and resources, which could materially harm our financial condition, results of operations and cash flow.

The selling stockholder could sell large blocks of securities under this prospectus, which could cause the price of our common stock to decline.

Upon the effectiveness of this registration statement, the selling stockholder may sell the shares of our common stock in the public market through any means described in the section hereof entitled “Plan of Distribution.” Under the terms of the Asset Purchase Agreement between the selling stockholder and us, dated February 1, 2010, however, the selling stockholder agreed not to sell on any trading day within 180 days after closing more than that number of shares of our common stock equal to 10% of the average trading volume of our common stock over a ten-day period. Sales of substantial amounts of our common stock or the perception that those sales could occur may adversely affect the market price for our common stock.

Provisions in our certificate of incorporation, bylaws and our stockholder rights plan, as well as Delaware law, may discourage, delay or prevent a merger or acquisition at a premium price.

Provisions of our second amended and restated certificate of incorporation, amended and restated bylaws and our stockholder rights plan, as well as provisions of the General Corporation Law of the State of Delaware, could discourage, delay or prevent unsolicited proposals to merge with or acquire us, even though such proposals may be at a premium price or otherwise beneficial to you. These provisions include our board’s authorization to issue shares of preferred stock, on terms the board determines in its discretion, without stockholder approval, and the following provisions of Delaware law that restrict many business combinations.

We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware, which could prevent us from engaging in a business combination with a 15% or greater stockholder for a period of three years from the date it acquired such status unless appropriate board or stockholder approvals are obtained.

Our board of directors has adopted a stockholder rights plan, pursuant to which one preferred stock purchase right has been issued for each share of our common stock authorized and outstanding. Until the occurrence of certain prescribed events, the rights are not exercisable and are transferable along with, and only with, each share of our common stock and are evidenced by the common stock certificates. One preferred stock purchase right will also be issued with each share of our common stock we issue in the future until the rights plan expires or is terminated or we redeem or exchange the rights for other property in accordance with the terms of the rights plan or at such time, if any, as the rights separate from each share of our common stock and become exercisable. Each share of Series A Junior Participating Preferred Stock will be entitled to receive, when, as and if declared by our board of directors out of funds legally available for the purpose, dividends payable in cash in an amount per share (rounded to the nearest cent) equal to 100 times the aggregate per share amount of all dividends or other distributions, including non-cash dividends (payable in kind), declared on our common stock other than a dividend payable in shares of common stock or a subdivision of the outstanding shares of common stock. The rights plan prohibits the issuance of additional rights after the rights separate from our common stock. The rights plan is intended to protect our stockholders in the event of an unfair or coercive offer to acquire us. However, the existence of the rights plan may discourage, delay or prevent a merger or acquisition of us that is not supported by our board of directors.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus (including the information incorporated by reference herein) contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements include statements concerning, among other things, uses and applications of our products and transfers of shares of our common stock by the selling stockholder and its successors, pledges, donees, transferees and assignees. When used in this prospectus, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “should,” “could,” “may” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus and the documents incorporated by reference herein, including those risks described above. We caution you that these factors, as well as the risk factors included and incorporated by reference in this prospectus, may not be exhaustive. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot accurately predict such future risk factors, nor can we assess the impact, if any, of such possible future risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied by any forward-looking statements. You are advised to review any further disclosures we make on related subjects in reports we file with the SEC. All forward-looking statements are based on expectations, assumptions and other facts and circumstances as of the respective dates of the documents in which those forward-looking statements appear and are expressly qualified in their entirety by the cautionary statements included in this prospectus and the documents incorporated by reference herein. We undertake no obligation to publicly update or revise forward-looking statements, which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

The selling stockholder will receive all of the proceeds from the sale of the shares of our common stock offered by this prospectus, and we will not receive any of such proceeds.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 415,000,000 shares of common stock, $0.001 par value.  As of January 31, 2010, there were 196,659,787 shares of our common stock outstanding.

This section summarizes the general terms of shares of our common stock.  The summaries in this section do not describe every aspect of the common stock. When evaluating the common stock, you should also refer to our second amended and restated certificate of incorporation, our amended and restated bylaws and the General Corporation Law of the State of Delaware, or DGCL.

Terms of the Common Stock

The holders of our common stock are entitled to receive ratably, from funds legally available for the payment thereof, dividends when and as declared by resolution of our board of directors, subject to any preferential dividend rights granted to the holders of any outstanding series of preferred stock. We currently intend to retain any earnings if and when we become profitable for use in our business and, therefore, we do not anticipate paying any cash dividends in the foreseeable future. We have never declared or paid any cash dividends on our capital stock. In the future, the decision to pay any cash dividends will depend upon our results of operations, financial condition and capital expenditure plans, as well as such other factors as our board of directors, in its sole discretion, may consider relevant. In the event of our liquidation or dissolution, holders of our common stock are entitled to share equally in all assets remaining after payment of liabilities and the liquidation preference of any outstanding series of preferred stock.  The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Cumulative voting for directors is not permitted, which means the holder or holders of more than one-half of the shares voting for the election of directors can elect all of the directors then being elected.  Our board of directors is not divided into classes.  Our second amended and restated certificate of incorporation and amended and restated bylaws contain no provisions that would require greater than a majority of stockholders to approve mergers, consolidations, sales of a substantial amount of assets, or other similar transactions. Our common stockholders do not have preemptive rights to purchase shares of our common stock. The issued and outstanding shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. All outstanding shares of our common stock are, and any shares of common stock issued will be, upon payment therefor, fully paid and nonassessable, which means that holders of our common stock will have paid their purchase price in full and we may not require them to pay additional funds.  The rights, preferences and privileges of holders of our common stock are subject to those of the holders of any Preferred Stock that we may issue in the future.

Anti-Takeover Considerations and Special Provisions of Delaware Law, our Second Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws

Stockholder Rights Plan

On July 7, 2005, we entered into a rights agreement with BNY Mellon Investor Services LLC, as rights agent.  In connection with the rights agreement, our board of directors authorized and declared a dividend distribution of one Preferred Stock purchase right for each share of our common stock authorized and outstanding at the close of business on July 18, 2005.  Each right entitles the registered holder to purchase from us a unit consisting of one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share, at a purchase price of $10.00 per unit, subject to adjustment.  The description and terms of the rights are set forth in the rights agreement.  The rights are attached to all common stock certificates.  Subject to certain exceptions specified in the rights agreement, the rights will separate from the common stock and will be exercisable upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (the “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of common stock, other than as a result of repurchases of stock by the Company or certain inadvertent actions by institutional or certain other stockholders, or (ii) 10 days (or such later date as our board of directors shall determine) following the commencement of a tender offer or exchange offer (other than certain permitted offers described in the rights agreement) that would result in a person or group beneficially owning 20% or more of the outstanding shares of our common stock.

In the event the we receive a qualifying offer (that has not been terminated prior thereto and which continues to be a qualifying offer), stockholders representing at least 10% of the shares of common stock then outstanding may request that the board of directors call a special meeting of stockholders to vote to exempt the qualifying offer from the operation of the rights agreement not earlier than 90, nor later than 120, business days following the commencement of such offer. The board of directors must then call and hold such a meeting to vote on exempting such offer from the terms of the rights agreement within the 90th business day following receipt of the stockholder demand for the meeting; provided that such period may be extended if, prior to the vote, we enter into an agreement (that is conditioned on the approval by the holders of not less than a majority of the outstanding shares of common stock) with respect to a merger, recapitalization, share exchange or a similar transaction involving the Company or the direct or indirect acquisition of more than 50% of our consolidated total assets, until the time of the meeting at which the stockholders will be asked to vote on such agreement. If no Acquiring Person has emerged, the offer continues to be a qualifying offer and stockholders representing at least a majority of the shares of common stock represented at the meeting at which a quorum is present vote in favor of redeeming the rights, then such qualifying offer shall be deemed exempt from the rights agreement on the date that the vote results are certified. If no Acquiring Person has emerged and no special meeting is held by the date required, the rights will be redeemed, without the need for action by the board of directors, at the close of business on the tenth business day following that date.

The rights expire on July 18, 2015, unless such date is extended or the rights are earlier redeemed or exchanged by us (including by virtue of the “sunset provision”).  Pursuant to the “sunset provision,” the rights agreement will expire on the 30th day after the 2011 annual meeting of stockholders unless continuation of the rights agreement is approved by the stockholders at that meeting.

The rights are intended to protect our stockholders in the event of an unfair or coercive offer to acquire the Company.  The rights, however, should not affect any prospective offeror willing to make an offer at a fair price and otherwise in the best interests of the Company and its stockholders, as determined by the board of directors.  The rights should also not interfere with any merger or other business combination approved by the board of directors.

Delaware Anti-Takeover Law

We are subject to the provisions of Section 203 of the DGCL, which regulates corporate takeovers.  This section prevents Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•                  a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an interested stockholder);

•                  an affiliate of an interested stockholder; or

•                  an associate of an interested stockholder,

for three years following the date that the stockholder became an interested stockholder.

Section 203 of the DGCL defines “business combination” to include:

•                  any merger or consolidation involving the corporation and the interested stockholder or any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder;

•                  any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•                  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•                  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•                  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

However, the above provisions of Section 203 do not apply if:

•                  our board of directors approves the transaction that made the stockholder an interested stockholder, prior to the date of that transaction;

•                  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding shares owned by persons who are directors and also officers; or

•                  on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

This statute could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire us.

Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

A number of provisions of our second amended and restated certificate of incorporation and our amended and restated bylaws concern matters of corporate governance and the rights of our stockholders.  Provisions that grant our board of directors the ability to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof may discourage takeover attempts that are not first approved by our board of directors, including takeovers that may be considered by some stockholders to be in their best interests, such as those attempts that might result in a premium over the market price for the shares held by stockholders.  Certain provisions could delay or impede the removal of incumbent directors even if such removal would be beneficial to our stockholders.  These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if they could be favorable to the interests of stockholders, and could potentially depress the market price of our common stock.  Our board of directors believes that these provisions are appropriate to protect our interests and the interests of our stockholders.

Meetings of and Actions by Stockholders.  Our amended and restated bylaws provide that annual meetings of our stockholders may take place at the time and place designated by our board of directors.  A special meeting of our stockholders may be called at any time by the chairman of the board of directors, or by a majority of the directors or by a committee of the board of directors that has been granted the power to call such meetings.  Stockholders may take action only at a regular or special meeting of stockholders and not by written consent without a meeting.

Cumulative Voting.  Our amended and restated bylaws expressly deny stockholders the right to cumulative voting in the election of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations.  Our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice in writing.  To be timely, a stockholder’s notice must be delivered to our principal executive offices not less than 120 days prior to the first anniversary of the date our proxy statement was released to security holders in connection with the preceding year’s annual meeting.  If no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder in order to be timely must be received by us no later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public announcement of the date the meeting was made, whichever comes first.  Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice.  These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Filling of Board Vacancies.  Our second amended and restated certificate of incorporation and our amended and restated bylaws provide that vacancies in the board of directors may be filled until the next annual meeting of stockholders by a majority of the directors remaining in office, even though that number may be less than a quorum of the board of directors, or by a sole remaining director.

Amendment of the Certificate of Incorporation.  Our second amended and restated certificate of incorporation may be amended, altered, changed or repealed in the manner prescribed by the DGCL.  However, no amendment, alteration, change or repeal may be made with respect to Article V (amendment of the bylaws by the stockholders), Article VI (number of directors), Article VII (term of office of directors after an increase or decrease in the number of directors), Article IX (action by stockholders), Article X (calling of special meetings of the stockholders) or Article XI (amending the second amended and restated certificate of incorporation) without the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding voting stock of the corporation, voting together as a single class.

Amendment of the Bylaws.  Our amended and restated bylaws may be rescinded, altered, amended or repealed, and new bylaws may be made (i) by the board of directors, by vote of a majority of the number of directors then in office as directors, acting at any meeting of the board of directors, or (ii) by the stockholders, by the affirmative vote of the holders of sixty-six and two-thirds percent (66-2/3%) of the outstanding voting stock of the corporation, voting together as a single class, at any annual or special meeting of stockholders, provided that notice of such proposed amendment, modification, repeal or adoption is given in the notice of the annual or special meeting.  The bylaws can only be amended if such amendment would not conflict with the certificate of incorporation. Any bylaw made or altered by the requisite number of stockholders may be altered or repealed by the board of directors or by the requisite number of stockholders.

Limitations on Liability and Indemnification of Officers and Directors

We have adopted provisions in our second amended and restated certificate of incorporation and amended and restated bylaws which require us, to the fullest extent permitted by the DGCL, to indemnify all of our directors and officers against any liability and to advance indemnification expenses on behalf of all of our directors and officers. In addition, our amended and restated bylaws provide that we may, at the discretion of the board of directors, indemnify any person who is a party to any threatened, pending or completed action, suit or proceeding or threatened to be made such a party by reason of the fact that such person is or was an employee or agent of ours or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. To the full extent permitted by law, the indemnification provided under the amended and restated bylaws shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, and, in the manner provided by law, any such expenses may be paid by us in advance of the final disposition of such action, suit or proceeding. The indemnification provided under the amended and restated bylaws shall not be deemed to limit our right to indemnify any other person for any such expenses to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from us may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

The second amended and restated certificate of incorporation further requires us to limit, to the fullest extent permitted by the DGCL, the liability for monetary damages of our directors for actions or inactions taken by them as directors. Our second amended and restated certificate of incorporation and amended and restated bylaws also empower us, to the fullest extent permitted by the DGCL, to purchase and maintain insurance on behalf of any such person against any liability which may be asserted.

The limitation of liability and indemnification provisions in our second amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breaches of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though an action of this kind, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, we believe that these indemnification provisions are necessary to attract and retain qualified directors and officers.

Transfer Agent and Registrar

BNY Mellon Investor Services LLC is the transfer agent and registrar for our common stock.

SELLING STOCKHOLDER

All of the shares of common stock offered by the selling stockholder in this prospectus were originally issued by us to the selling stockholder in connection with our acquisition of certain assets of the selling stockholder under the terms of an Asset Purchase Agreement, dated February 1, 2010. As part of the acquisition, we agreed to register for resale by the selling stockholder the shares of common stock that we issued in the acquisition. In connection with this transaction, we also entered into the following agreements with the selling stockholder: (i) an original equipment manufacturer purchase agreement, pursuant to which we agreed to purchase a certain number of WHG-125kW waste heat recovery generators from the selling stockholder over a three-year period and the selling stockholder granted us the exclusive rights to sell such generators for microturbine applications; and (ii) an exclusive manufacture and supply agreement, pursuant to which the selling stockholder agreed to manufacture and deliver to us a certain number of TA100 turbines during a 14-month period. We do not have a material relationship with the selling stockholder, other than in accordance with the terms of these agreements.  We also agreed to issue an additional, currently undetermined number of shares six months after the closing date.  The number of shares of common stock issuable six months after closing will be equal to $3.1 million divided by the average closing share price of the common stock for the 30-day trading period ending on the trading date immediately preceding the issuance.

The table below sets forth information with respect to the selling stockholder and the shares of our common stock beneficially owned by the selling stockholder as of February 10, 2010 that may from time to time be offered or sold pursuant to this prospectus. The percentage of shares owned after the offering are based on the 196,659,787 shares of our common stock outstanding as of January 31, 2010. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling stockholder and that the selling stockholder does not acquire any additional shares. Information in the table below with respect to beneficial ownership has been furnished by the selling stockholder, and we have not sought to verify such information.

Information concerning the selling stockholder may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. The selling stockholder may offer all, some or none of their shares of common stock.  We cannot advise you as to whether the selling stockholder will in fact sell any or all of such shares of common stock.  In addition, the selling stockholder listed in the table below may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below. The address of the selling stockholder is 2901 S.E. Monroe Street, Stuart, Florida 34997.

	Shares Beneficially Owned Before the Offering			Number of Shares Being	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Number	Percent		Offered	Number	Percent
Calnetix Power Solutions, Inc.	1,550,387	*	%	1,550,387	—	—

*              Represents less than 1%.

PLAN OF DISTRIBUTION

The selling stockholder and its successors may from time to time sell, transfer or otherwise dispose of any or all of their shares of common stock directly to purchasers or through broker-dealers or agents.  The common stock may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale or negotiated prices.  The selling stockholder may use any one or more of the following methods when disposing of the shares or interests therein:

•                  on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the Nasdaq Global Market;

•                  in the over-the-counter market;

•                  in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•                  through the writing of options.

These transactions may include block transactions or crosses.  Crosses are transactions in which the same broker acts as agent on both sides of the trade. Under the terms of the Asset Purchase Agreement between the selling stockholder and us, dated February 1, 2010, the selling stockholder agreed not to sell on any trading day within 180 days after closing more than that number of shares of our common stock equal to 10% of the average trading volume of our common stock over a ten-day period.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

To the extent required, the shares to be sold, the respective purchase prices and public offering prices, the names of any agents, broker-dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

Selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

In order to comply with the securities laws of some states, if applicable, the shares must be sold in those states only through registered or licensed brokers or dealers.  In addition, some states may restrict the selling stockholder from selling shares unless the shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and its affiliates. The foregoing may affect the marketability of the common stock. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

We have agreed with the selling stockholder to keep the registration statement of which this prospectus is a part effective until January 1, 2011.

We cannot assure you that the selling stockholder will sell all or any of the common stock offered under the registration statement.

LEGAL MATTERS

Certain legal matters with respect to the validity of the securities being offered hereby will be passed upon for us by Waller Lansden Dortch & Davis, LLP.

EXPERTS

The consolidated financial statements and the related financial statement schedule as of March 31, 2009 and 2008 and the three years then ended, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include explanatory paragraphs relating to the adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109,” and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and its exhibits. Statements made by us in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete. For a more complete description of these contracts, agreements or other documents, you should carefully read the exhibits to the registration statement and the documents that we reference under the caption “Incorporation of Certain Documents by Reference.”

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at the SEC’s web site at www.sec.gov.

We make available free of charge through our web site, which you can find at www.capstoneturbine.com, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference information we file with the SEC, which means:

•                  incorporated documents are considered part of this prospectus;

•                  we can disclose important information to you by referring you to those documents; and

•                  information that we file later with the SEC automatically will update and supersede information contained in this prospectus.

We are incorporating by reference the following documents, which we have previously filed with the SEC:

(a)           our Annual Report on Form 10-K for the fiscal year ended March 31, 2009;

(b)           our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2009, September 30, 2009 and December 31, 2009;

(c)           our Current Reports on Form 8-K, filed with the SEC on August 10, 2009, August 17, 2009, August 27, 2009, September 2, 2009, September 18, 2009, November 9, 2009 and February 5, 2010 (except to the extent any parts of such reports were deemed furnished and not filed in accordance with SEC rules);

(d)           the description of our Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on June 22, 2000, including any subsequent amendment or report filed for the purpose of amending such description and the description of our Preferred Stock purchase rights contained in our Registration Statement on Form 8-A, filed with the SEC on July 8, 2005, including any subsequent amendment or report filed for the purpose of amending such description; and

(e)           any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until all offerings of any securities registered hereby are completed; provided that this prospectus will not incorporate any information we may furnish to the SEC under Item 2.02 or Item 7.01 of Form 8-K.

Any statement contained in this prospectus or any prospectus supplement or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain copies of the documents incorporated by reference in this prospectus but not delivered with this prospectus without charge through our website (www.capstoneturbine.com) as soon as reasonably practicable after we electronically file the material with, or furnish it to, the SEC, or by requesting them in writing or by telephone at the following address:

Capstone Turbine Corporation

21211 Nordhoff Street

Chatsworth, California 91311

Attention: Chief Financial Officer

(818) 734-5300

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with the offerings described in this Registration Statement:

Securities and Exchange Commission registration fee	$125
Printing and shipping expenses*	—
Legal fees and expenses*	25,000
Accounting fees and expenses*	15,000
Transfer agent or trustee fees*	5,000
TOTAL	$45,125

*  Estimated solely for the purpose of this item. Actual expenses may be more or less.

Item 15.  Indemnification of Directors and Officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware (“DGCL”) provides that a corporation may eliminate or limit the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit. Under Section 145 of the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current, director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

We have adopted provisions in our second amended and restated certificate of incorporation which require us, to the fullest extent permitted by the DGCL, to indemnify all directors and officers of Capstone, and such other persons as may be required by statute or by our amended and restated bylaws, against any liability and to advance indemnification expenses on behalf of all directors and officers of Capstone. The certificate further requires us to limit, to the fullest extent permitted by the DGCL, the liability for monetary damages of directors of Capstone for actions or inactions taken by them as directors. If the DGCL is later amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the certificate provides that the liability of a director to Capstone shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended from time to time.

The second amended and restated certificate of incorporation also empowers us, to the fullest extent permitted by the DGCL, to purchase and maintain insurance on behalf of any director or officer, or such other person as may be permitted by statute or our amended and restated bylaws, against any liability which may be asserted against any director, officer or such other person.

In addition, our amended and restated bylaws require that we indemnify, in the manner and to the full extent permitted by law, any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of Capstone, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is a director or officer of Capstone, and at the discretion of the board of directors, we may indemnify any person (or the estate of any person) who is such a party or threatened to be made such a party by reason of the fact that such person is or was an employee or agent of Capstone or is or was serving at Capstone’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. We may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him and may enter into contracts providing for the indemnification of such person to the full extent permitted by law. To the full extent permitted by law, the indemnification provided under our amended and restated bylaws shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, and, in the manner provided by law, any such expenses may be paid by us in advance of the final disposition of such action, suit or proceeding. The indemnification provided under our amended and restated bylaws shall not be deemed to limit our right to indemnify any other person for any such expenses to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from Capstone may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

We have entered into indemnity agreements (the “Indemnity Agreements”) with each Capstone director, including directors who are also officers and employees of Capstone, and certain senior officers of Capstone. The Indemnity Agreements provide that Capstone will pay any expenses, as defined within such Indemnity Agreements, which an indemnitee is or becomes legally obligated to pay in connection with any proceeding, including any threatened, pending or completed claim, action, suit or proceeding, whether brought by or in the right of Capstone or otherwise and whether of a civil, criminal, administrative or investigative nature, in which the indemnitee may be or may have been involved as a party or otherwise, by reason of the fact that the indemnitee is or was, or has agreed to become, a director or officer of Capstone, by reason of any actual or alleged error or misstatement or misleading statement made or suffered by the indemnitee, by reason of any action taken by him or of any inaction on his part while acting as such director or officer, or by reason of the fact that he was serving at the request of Capstone as a director, trustee, officer, employee or agent of Capstone or another corporation, partnership, joint venture, trust or other enterprise; provided, that in each such case the indemnitee acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Capstone, and, in the case of a criminal proceeding, in addition had no reasonable cause to believe that his conduct was unlawful.

The payments to be made under the Indemnity Agreements include, but are not limited to, damages, judgments, fines, penalties, settlements and costs, attorneys’ fees and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under the Indemnity Agreement, except Capstone is not liable to make any payment under the Indemnity Agreements in connection with any claim made against an indemnitee (a) to the extent that payment is actually made to the indemnitee under a valid, enforceable and collectible insurance policy, (b) to the extent that the indemnitee is indemnified and actually paid otherwise than pursuant to the Indemnity Agreement, (c) in connection with a judicial action by or in the right of Capstone, in respect of any claim, issue or matter as to which the indemnitee shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to Capstone unless and only to the extent that any court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the indemnitee is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper, (d) if it is proved by final judgment in a court of law or other final adjudication to have been based upon or attributable to the indemnitee’s in fact having gained any personal profit or advantage to which he was not legally entitled, (e) for a disgorgement of profits made from the purchase and sale by the indemnitee of securities pursuant to Section 16(b) of the Exchange Act and amendments thereto or similar provisions of any state statutory law or common law, (f) brought about or contributed to by the dishonesty of the indemnitee seeking payment pursuant to the Indemnity Agreement; however, notwithstanding the foregoing, the indemnitee shall be protected under the Indemnity Agreement as to any claims upon which suit may be brought against him by reason of any alleged dishonesty on his part, unless a judgment or other final adjudication thereof adverse to the indemnitee shall establish that he committed (i) acts of active and deliberate dishonesty, (ii) with actual dishonest purpose and intent, (iii) which acts were material to the cause of action so adjudicated, or (g) for any judgment, fine or penalty which Capstone is prohibited by applicable law from paying as indemnity or for any other reason.

Item 16.                 Exhibits and Financial Statement Schedules.

Exhibit Number	Description of Document

2	Asset Purchase Agreement, dated as of February 1, 2010, between Capstone Turbine Corporation and Calnetix Power Solutions, Inc. (a)

4.1	Specimen stock certificate (b)

4.2	Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock (c)

4.3	Certificate of Amendment to Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock (d)

4.2	Rights Agreement, dated as of July 7, 2005, between Capstone Turbine Corporation and Mellon Investor Services LLC (c)

4.3	Amendment No. 1 to Rights Agreement, dated July 3, 2008, between Capstone Turbine Corporation and Mellon Investor Services LLC (e)

5	Opinion of Waller Lansden Dortch & Davis, LLP

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2	Consent of Waller Lansden Dortch & Davis, LLP (included in Exhibit 5)

24	Power of Attorney (included on the signature page)

(a)          Incorporated by reference to Capstone Turbine Corporation’s Current Report on Form 8-K, filed on February 5, 2010 (File No. 001-15957).

(b)         Incorporated by reference to Capstone Turbine Corporation’s Registration Statement on Form S-1/A, dated June 21, 2000 (File No. 333-33024).

(c)          Incorporated by reference to Capstone Turbine Corporation’s Current Report on Form 8-K, filed on July 8, 2005 (File No. 001-15957).

(d)         Incorporated by reference to Capstone Turbine Corporation’s Quarterly Report on Form 10-Q for the three months ended June 30, 2009 (File No. 001-15957).

(e)          Incorporated by reference to Capstone Turbine Corporation’s Current Report on Form 8-K, filed on July 10, 2008 (File No. 001-15957).

Item 17.                 Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)               To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(l)(i), (a)(l)(ii) and (a)(l)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)               That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)               To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)               That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chatsworth, State of California, on February 11, 2010.

CAPSTONE TURBINE CORPORATION

By:	/s/ EDWARD I. REICH
Edward I. Reich
Executive Vice President, Chief Financial Officer and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Darren R. Jamison and Edward I. Reich, and each of them acting individually, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to sign any and all registration statements, and any and all amendments thereto (including post-effective amendments) relating to the offering of securities as this registration statement that are filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DARREN R. JAMISON	Director, President and Chief Executive Officer (Principal Executive Officer)	February 11, 2010
Darren R. Jamison

/s/ EDWARD I. REICH	Executive Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)	February 11, 2010
Edward I. Reich

/s/ JAYME L. BROOKS	Vice President of Finance and Chief Accounting Officer	February 11, 2010
Jayme L. Brooks

Chairman of the Board of Directors
Eliot G. Protsch

Director
Richard K. Atkinson

/s/ JOHN V. JAGGERS	Director	February 11, 2010
John V. Jaggers

/s/ NOAM LOTAN	Director	February 11, 2010
Noam Lotan

/s/ GARY J. MAYO	Director	February 11, 2010
Gary J. Mayo

/s/ GARY D. SIMON	Director	February 11, 2010
Gary D. Simon

/s/ HOLLY A. VAN DEURSEN	Director	February 11, 2010
Holly A. Van Deursen

/s/ DARRELL J. WILK	Director	February 11, 2010
Darrell J. Wilk

Exhibit Index

Exhibit Number	Description of Document

2	Asset Purchase Agreement, dated as of February 1, 2010, between Capstone Turbine Corporation and Calnetix Power Solutions, Inc. (a)

4.1	Specimen stock certificate (b)

4.2	Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock (c)

4.3	Certificate of Amendment to Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock (d)

4.2	Rights Agreement, dated as of July 7, 2005, between Capstone Turbine Corporation and Mellon Investor Services LLC (c)

4.3	Amendment No. 1 to Rights Agreement, dated July 3, 2008, between Capstone Turbine Corporation and Mellon Investor Services LLC (e)

5	Opinion of Waller Lansden Dortch & Davis, LLP

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2	Consent of Waller Lansden Dortch & Davis, LLP (included in Exhibit 5)

24	Power of Attorney (included on the signature page)

(a)          Incorporated by reference to Capstone Turbine Corporation’s Current Report on Form 8-K, filed on February 5, 2010 (File No. 001-15957).

(b)         Incorporated by reference to Capstone Turbine Corporation’s Registration Statement on Form S-1/A, dated June 21, 2000 (File No. 333-33024).

(c)          Incorporated by reference to Capstone Turbine Corporation’s Current Report on Form 8-K, filed on July 8, 2005 (File No. 001-15957).

(d)         Incorporated by reference to Capstone Turbine Corporation’s Quarterly Report on Form 10-Q for the three months ended June 30, 2009 (File No. 001-15957).

(e)          Incorporated by reference to Capstone Turbine Corporation’s Current Report on Form 8-K, filed on July 10, 2008 (File No. 001-15957).